EXHIBIT 5.1

HUNTON & WILLIAMS LLP
BANK OF AMERICA PLAZA
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FILE NO: 66013.13
March 31, 2008
Board of Directors
Deerfield Capital Corp.
6250 North River Road, 9th Floor
Rosemont, Illinois 60018
Deerfield Capital Corp. Registration Statement on Form S-3
Gentlemen:
     We have acted as special counsel to Deerfield Capital Corp., a Maryland corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the proposed issuance and sale from time to time of the following Company securities (collectively, the “Offered Securities”): (i) shares of common stock of the Company, $0.001 par value per share, in one or more series (the “Common Stock”); (ii) shares of preferred stock of the Company, $0.001 par value per share, in one or more series (the “Preferred Stock”); (iii) debt securities of the Company (the “Debt Securities”); (iv) depositary shares evidenced by receipts representing fractional interests in Preferred Stock or Common Stock (the “Depositary Shares”); (v) purchase contracts representing contractual obligations to purchase or sell a specified or variable number of the Company’s Common Stock, Preferred Stock or Debt Securities, securities of an entity unaffiliated with the Company, currencies or commodities at a future date or dates (the “Purchase Contracts”); (vi) warrants for the purchase of Debt Securities, Preferred Stock or Common Stock (collectively, the “Warrants”); (vii) units representing an interest in one or more of the Offered Securities described in clauses (i) through (vi) and debt obligations of third parties, which securities may or may not be separable from one another (the “Units”); and (viii) Common Stock reserved for issuance upon the conversion, exchange, exercise, or settlement, as the case may be, of a different series of Common Stock, Preferred Stock, Depositary Shares, Debt Securities, Warrants, Purchase Contracts or Units. The Offered Securities will have an aggregate offering price of up to $400,000,000 and may be offered from time to time as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”) and any

Board of Directors
Deerfield Capital Corp.
March 31, 2008

amendments or supplements thereto on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.
     In connection with the foregoing, we have examined the following:
     (i) the Registration Statement;
     (ii) the Charter of the Company, as certified as of the date hereof by the Senior Vice President, General Counsel and Secretary of the Company (the “Charter”);
     (iv) a certificate issued by the State Department of Assessments and Taxation of the State of Maryland (“SDAT”), dated as of March 27, 2008, as to the legal existence and corporate good standing of the Company with the SDAT;
     (vi) the Company’s Bylaws, as certified as of the date hereof by the Senior Vice President, General Counsel and Secretary of the Company; and
     (vii) a certificate executed by the Senior Vice President, General Counsel and Secretary of the Company, dated as of the date hereof.
     For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof; (iii) the legal capacity of natural persons; (iv) the genuineness of all signatures; and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof.
     We do not purport to express an opinion on any laws other than the Maryland General Corporation Law and we base our opinion set forth in Item 1 below solely on our review of the certificate issued by the SDAT dated as of March 27, 2008 referenced above.
     Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that:

Board of Directors
Deerfield Capital Corp.
March 31, 2008

     1. The Company is a corporation duly incorporated and existing under the laws of the State of Maryland and is in good standing with the SDAT.
     2. When (a) the terms of any class or series of Offered Securities have been authorized by appropriate corporate action of the Company, and (b) the Offered Securities have been issued and sold upon the terms and conditions set forth in the Registration Statement (as declared effective by the Securities and Exchange Commission), the prospectus contained therein and any applicable prospectus supplement and the Company has received full payment therefor in accordance with the corporate authorization and, with respect to the Debt Securities, such Debt Securities have been duly executed, authenticated and delivered in accordance with the applicable indenture, then such Offered Securities will be validly issued and (x) in the case of Preferred Stock or Common Stock, such stock will be fully paid and nonassessable, and (y) in the case of Debt Securities, such Debt Securities will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the applicable indenture, except as the enforceability thereof may be limited or otherwise affected by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other laws affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.
     In expressing the opinions set forth above, we have assumed that (i) the Offered Securities will not be issued in violation of any restriction or limitation contained in the Company’s Charter, as it may be amended from time to time, and (ii) upon issuance of any Offered Securities (to the extent consisting of Preferred Stock and/or Common Stock), the total number of shares of Common Stock and Preferred Stock issued and outstanding will not exceed the total number of shares that the Company is then authorized to issue under its Charter.
     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder.
     This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or

Board of Directors
Deerfield Capital Corp.
March 31, 2008

administrative interpretations thereof, that occur which could affect the opinions contained herein.

/s/ Hunton & Williams LLP